Exhibit 10.14
Employee Form
BASIC ENERGY SERVICES, INC.
NONQUALIFIED STOCK OPTION AGREEMENT
Optionee:
1.	Grant of Stock Option. As of the Grant Date (identified in Section 18 below), Basic Energy Services, Inc. (formerly named BES Holding Co.), a Delaware corporation (the “Company”), hereby grants a Nonqualified Stock Option (the “Option”) to the Optionee (identified above), an employee of the Company, to purchase the number of shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”) identified in Section 18 below (the “Shares”), subject to the terms and conditions of this agreement (the “Agreement”) and the Amended and Restated Basic Energy Services, Inc. 2003 Incentive Plan, as it may be amended from time to time (the “Plan”). The Plan is hereby incorporated herein in its entirety by reference. The Shares, when issued to Optionee upon the exercise of the Option, shall be fully paid and nonassessable. The Option is a nonqualified stock option and is not intended to be an “incentive stock option” as defined in Section 422 of the Internal Revenue Code.

2.	Definitions. All capitalized terms used herein shall have the meanings set forth in the Plan unless otherwise provided herein. Section 18 below sets forth meanings for various capitalized terms used in this Agreement.

3.	Option Term. The Option shall commence on the Grant Date (identified in Section 18 below) and terminate on the tenth anniversary of such Grant Date, unless earlier exercised, terminated or forfeited in accordance with its terms. The period during which the Option is in effect and may be exercised is referred to herein as the “Option Period”.

4.	Option Price. The Option Price per Share is identified in Section 18 below. Notwithstanding the Option Price per Share that is identified in Section 18 below, if, within two (2) years of the Grant Date hereof, the Company consummates an initial public offering of Shares, the Option Price per Share, without further action of the Company, the Committee, the Optionee or any other party, will automatically increase to an amount equal to an Option Price per Share that is required in order for the Company to avoid recording any compensation expense in connection with the issuance of this Option. The Company will promptly give written notice of any such increase in the Option Price to the Optionee.

5.	Method of Exercise. The Option is exercisable by delivery of a written notice to the Secretary of the Company, signed by the Optionee, specifying the number of Shares to be acquired on, and the effective date of, such exercise. The Optionee may exercise all or any part of the Option as it vests in accordance with Section 18(f).

6.	Method of Payment. The Option Price upon exercise of the Option shall be payable to the Company in full either: (i) in cash or its equivalent; (ii) subject to prior approval by the Committee in its discretion, by tendering previously acquired Shares having an aggregate Fair Market Value (as defined in the Plan) at the time of exercise equal to the total Option Price (provided that the Shares must have been held by the Optionee for at least six (6) months prior to their tender to satisfy the Option Price); (iii) subject to the prior approval by the Committee in its discretion, by withholding Shares which otherwise would be acquired on exercise having an aggregate Fair Market Value at the time of exercise equal to the total Option Price; or (iv) any other permitted method pursuant to the applicable terms and conditions of the Plan.

As soon as practicable after receipt of a written notification of exercise and full payment, the company shall deliver to or on behalf of the Optionee, in the name of the Optionee or other appropriate recipient, Share certificates for the number of Shares purchased under the Option. Such delivery shall be effected for all purposes when the Company or its stock transfer agent shall have deposited such certificates in the United States mail, addressed to Optionee or other appropriate recipient.

7.	Restrictions on Exercise. The Option may not be exercised if the issuance of such Shares or the method of payment of the consideration for such Shares would constitute a violation of any applicable federal or state securities or other laws or regulations, or any rules or regulations of any stock exchange on which the Common Stock may be listed. In addition, to the extent required by the Committee as a condition precedent to the grant and/or exercise of the Option, the Optionee (and spouse), if applicable, must first execute and become a party to Stockholders Agreement in the form then in use by the Company.

8.	Termination of Employment. Voluntary or involuntary termination of employment shall affect Optionee’s rights under the Option as follows:
(a)	Termination for Cause. The vested and non-vested portions of the Option shall expire on 12:01 a.m. (CST) on the date of termination of employment and shall not be exercisable to any extent if Optionee is terminated for Cause (as defined in the Plan at the time of such termination of employment).

(b)	Retirement. If Optionee’s employment is terminated for Retirement on or after Optionee attains the age of 65, then (i) the non-vested portion of the Option shall immediately expire on the termination date and (ii) the vested portion of the option shall expire to the extent not exercised before the six (6) month anniversary of the date of such termination of employment. In no event may the Option be exercised by anyone after the earlier of (i) the expiration of the Option Period or (ii) six months from the date of termination of employment due to Retirement.

(c)	Death or Disability. If Optionee’s employment is terminated by death or Disability (as defined in the Plan at the time of such termination of employment), then (i) the non-vested portion of the Option shall immediately expire on the date of termination of employment and (ii) the vested portion of the Option shall expire on the one year anniversary date of the termination of employment date to the extent not exercised by Optionee or, in the case of death, by the person or persons to whom Optionee’s rights under the Option have passed by will or by the laws of descent and distribution, or in the case of Disability, by Optionee or Optionee’s legal representative. In no event may the Option be exercised by anyone on or after the earlier of (i) the expiration of the Option Period or (ii) one year after the date of Optionee’s death or termination of employment due to Disability.
(d)	Other Involuntary Termination or Voluntary Termination. If Optionee’s employment is terminated for any reason other than for Cause, Retirement, death or Disability, then (i) the non-vested portion of the Option shall immediately expire on the termination of employment date and (ii) the vested portion of the Option shall expire to the extent not exercised within 90 calendar days after such termination date. In no event may the Option be exercised by anyone after the earlier of (i) the expiration of the Option Period or (ii) 90 calendar days after the termination of employment date.
9.	Independent Legal and Tax Advice. Optionee acknowledges that the Company has advised Optionee to obtain independent legal and tax advice regarding the grant and exercise of the Option and the disposition of any Shares acquired thereby.

10.	Reorganization of Company. The existence of the Option shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

11.	Adjustment of Shares. In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuance of rights or warrants and similar transactions or events involving Company or a change in the accounting rules required by the Financial Accounting Standards Board, appropriate adjustments shall be made to the terms and provisions of the Option as provided in the Plan.

12.	No Rights in Shares. Optionee shall have no rights as a stockholder in respect of the Shares until the Optionee becomes the record holder of such Shares.

13.	Investment Representation. Optionee will enter into such written representations, warranties and agreements as Company may reasonably request in order to comply with any federal or state securities law. Moreover, any stock certificate for any Shares issued to Optionee hereunder may contain a legend restricting their transferability as determined by the Company in its discretion. Optionee agrees that Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of Shares hereunder to comply with any law, rule or regulation that applies to the Shares subject to the Option.
14.	Change in Control and Duties. Notwithstanding any other provision of this Agreement to the contrary, if Optionee’s employment with the Company (or a successor) and all of its Affiliates terminates within two (2) years after a Change in Control of the Company and (i) such termination of employment was initiated by the Company (or a successor) other than for a Termination for Cause or (ii) such termination of employment was initiated by the Optionee after determining in the Optionee’s good faith reasonable judgment that the termination is a Termination for Good Reason, this Option shall become fully vested immediately prior to such Change in Control, all restrictions, if any, with respect to this Option shall lapse, and all performance criteria, if any, with respect to this Option shall be deemed to have been met in full (at the highest level). Subject to the approval of the Board, upon a Change of Control in the Company, all Options outstanding at the time of the event or transaction may be terminated, in which event the Optionee shall be paid, with respect to each Option, an amount in cash equal to the excess of Fair Market Value of a Share over the Option’s exercise price (or if the Option exercise price exceeds the Fair Market Value of a Share on such date, the Optionee may be paid an amount in cash equal to the lesser of (x) $1.00 or (b) the Black-Scholes value of the cancelled Option as determined by the Board).

15.	No Guarantee of Employment. The Option shall not confer upon Optionee any right to continued employment with the Company or any Affiliate thereof.

16.	Withholding Taxes. The Company shall have the right to (a) make deductions from the number of Shares otherwise deliverable upon exercise of the Option in an amount sufficient to satisfy withholding of any federal, state or local taxes required by law, or (b) take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations. The Optionee may direct the Company to satisfy the Company’s tax withholding obligation through the “constructive” tender of already-owned shares.

17.	General.
(a)	Notices. All notices under this Agreement shall be mailed or delivered by hand to the parties at their respective addresses set forth beneath their signatures below or at such other address as may be designated in writing by either of the parties to one another, or to their permitted transferees if applicable. Notices shall be effective upon receipt.

(b)	Shares Reserved. The Company shall at all times during the Option Period reserve and keep available under the Plan such number of Shares as shall be sufficient to satisfy the requirements of this Option.

(c)	Transferability of Option. The Option granted pursuant to this Agreement is not transferable other than by will or by the laws of descent and distribution. The Option will be exercisable during Optionee’s lifetime only by Optionee. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, obligations or torts of Optionee or any permitted transferee thereof.

(d)	Amendment and Termination. No amendment, modification or termination of the Option or this Agreement shall be made at any time without the written consent of Optionee and Company.

(e)	No Guarantee of Tax Consequences. The Company and the Committee make no commitment or guarantee that any federal or state tax treatment will apply or be available to any person eligible for benefits under the Option. The Optionee has been advised and been provided the opportunity to obtain independent legal and tax advise regarding the grant and exercise of the Option and the disposition of any Shares acquired thereby.

(f)	Severability. If any provision of this Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Agreement, and the Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had not been included therein.

(g)	Supersedes Prior Agreements. This Agreement shall supersede and replace all prior agreements and understandings, oral or written, between the Company and the Optionee regarding the grant of the Options covered hereby.

(h)	Governing Law. The Option shall be construed in accordance with the laws of the State of Texas without regard to its conflict of law provisions, to the extent federal law does not supersede and preempt Texas law.

(i)	No Trust or Fund Created. This Agreement shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and an Optionee or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliates pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any Affiliate.

(j)	No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Agreement, and an amount of cash equivalent to the value of any fractional shares not issued under this Agreement shall be paid or transferred in lieu of any fractional Shares.

(k)	Other Laws. The Company retains the right to refuse to issue or transfer any Options if it determines that the issuance or transfer of such Options might violate any applicable law or regulation or entitle the Company to recover under Section 16(b) of the Securities Exchange Act of 1934.
18.	Definitions and Other Terms. The following capitalized terms shall have those meanings set forth opposite them:

(a) Optionee:

(b) Grant Date:

(c) Shares:	Shares of the Company’s Common Stock

(d) Option Price:	($ ) per Share (subject to adjustment as provided in the Plan and Section 4 above)

(e) Option Period:	through
(until 5:00 p.m. CST)

(f) Vesting:	The Option shall vest in increments on , , and (i.e. Shares on , Shares on , Shares on , and Shares on )

(g) Termination for Good Reason:

Termination for Good Reason shall have the meaning set forth in the Plan, except that clause (ii) of the definition thereof is hereby amended and restated in its entirety as follows:

(ii) reduction in (a) the Participant’s annual base salary immediately prior to the Change of Control, (b) the Participant’s target bonus opportunity (expressed as a percentage of the Participant’s annual base salary or other method approved by the Committee) immediately prior to the Change of Control or (c) benefits comparable in the aggregate to those enjoyed by the Participant under the Company’s retirement, life insurance, medical, dental, health, accident and disability plans in which Participant was participating immediately prior to the Change of Control;

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Optionee has hereunto executed this Agreement as of the same date, to be effective as of                     , 200[6].

BASIC ENERGY SERVICES, INC.

By:
James E. Tyner
Vice President, Human Resources

Address for Notice:

Basic Energy Services, Inc.
400 W. Illinois, Suite 800
Midland, Texas 79701

OPTIONEE

Address for Notices:

3/2006